Exhibit 99(a)(4)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL UNITS. THE OFFER IS BEING MADE SOLELY BY THE OFFER TO PURCHASE, DATED OCTOBER 30, 2003, OF MLMP ACQUISITION PARTNERS, LLC, AND THE RELATED AGREEMENT OF ASSIGNMENT AND TRANSFER AND IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF UNITS RESIDING IN ANY JURISDICTION IN WHICH MAKING OR ACCEPTING THE OFFER WOULD VIOLATE THAT JURISDICTION'S LAWS. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE MADE ON BEHALF OF MLMP ACQUISITION PARTNERS, LLC, IF AT ALL, ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.


                    NOTICE OF OFFER TO PURCHASE FOR CASH
                   UP TO 18,799 LIMITED PARTNERSHIP UNITS
                                     OF
                          ML MEDIA PARTNERS, L.P.
                                     AT
                               $575 PER UNIT
                                     BY
                       MLMP ACQUISITION PARTNERS, LLC

      THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, DECEMBER 5, 2003, UNLESS THE OFFER IS EXTENDED.

MLMP Acquisition Partners, LLC (the "Purchaser") hereby seeks to acquire units of limited partnership interests (the "Units") in ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"). The Purchaser hereby offers to purchase up to 18,799 of the issued and outstanding Units at $575 per Unit (the "Purchase Price"), in cash, reduced by any cash distributions made or declared on or after October 30, 2003 (the "Offer Date") (to the extent the Purchaser does not receive such distributions with respect to any Units accepted for payment), with interest at the rate of 3% per annum from the Expiration Date (as defined below) to the date of payment, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 30, 2003 (the "Offer to Purchase"), and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Purchaser will pay the $50.00 transfer fee charged by the Partnership for each transferring holder of Units (a "Unitholder"). The Offer will expire at 5:00 p.m., New York Time, on December 5, 2003, or such other date to which the Offer may be extended (the "Expiration Date"). This Offer is being made by the Purchaser solely for investment purposes. The Purchaser does not currently intend to change the management or operation of the Partnership or to seek control of the Partnership.

If more than 18,799 Units are validly tendered and not withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment and pay for an aggregate of 18,799 Units so tendered, on a pro rata basis according to the number of Units validly tendered by each Unitholder and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid tenders of fractional Units and purchases that may otherwise violate the Partnership's Limited Partnership Agreement, where applicable.

Payment for all validly tendered Units that are not properly withdrawn prior to the Expiration Date, and not otherwise subject to proration, shall be paid to tendering Unitholders by the Purchaser in accordance with the terms and conditions of the Offer. The Purchaser has filed a Schedule TO with the United States Securities and Exchange Commission in connection with the Offer. All of the information contained in the Purchaser's filing on Schedule TO and the exhibits thereto is incorporated herein by reference.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER SUBJECT TO, AMONG OTHER THINGS, PRORATION AND THE TERMS OF THE
PARTNERSHIP'S LIMITED PARTNERSHIP AGREEMENT.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment on the Expiration Date validly tendered and not withdrawn Units. The Purchaser will be deemed to have purchased tendered Units accepted for payment when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to the Units transferred and when actual transfer of Units to the Purchaser has occurred. However, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the Purchaser's receipt of such confirmation or the actual transfer of Units to the Purchaser (including upon Purchaser's confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to such Units).

If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which the Offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to holders. Accordingly, if prior to the Expiration Date, the Purchaser increases or decreases the number of Units being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders, the Offer will be extended at least until the expiration of the tenth business day from the date of such change. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York Time. The period of time during which the Offer is open may be extended by the Purchaser, at any time and from time to time. If the Purchaser extends the Offer, such extension will be followed by a press release or public announcement thereof, which will be issued no later than 9:00 a.m., New York Time, on the next business day after the scheduled Expiration Date.

For withdrawal to be effective, a written notice of withdrawal must be timely postmarked and mailed by the Unitholder (i.e., a valid notice of withdrawal must be postmarked and mailed on or before December 5, 2003, or such other date to which this Offer may be extended) at the address set forth in the Agreement of Assignment and Transfer. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, must be signed by the person(s) who signed the Agreement of Assignment and Transfer and must contain a Medallion Signature Guarantee.

Tender offer materials will be mailed to Unitholders of record and will be furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the list of Unitholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of such securities.

The terms of the Offer are more fully set forth in the Offer to Purchase, the related Agreement of Assignment and Transfer and accompanying documents (collectively, the "Tender Offer Documents"). The terms and conditions of the Tender Offer Documents, and the information required by Rule 14d-6(d)(1) under the Exchange Act, are incorporated herein by reference.

Questions and requests for assistance or additional copies of the Tender Offer Documents may be directed to the Purchaser, MLMP Acquisition Partners, LLC, at 1-800-513-2205 (toll-free).

October 30, 2003